Investor Relations Department Phone: 1-866-317-4677 www.arotech.com	Earnings News

FOR IMMEDIATE RELEASE

AROTECH CORPORATION REPORTS RESULTS FOR
THE THIRD QUARTER 2005

Impairment charge of $8.7 million recorded in relation to Armour of America subsidiary

Company enacts extensive restructuring program

Auburn, Alabama, November 14, 2005 - Arotech Corporation (NasdaqNM: ARTX), a provider of quality defense and security products for the military, law enforcement and security markets, today reported results for the quarter ending September 30, 2005.

Third Quarter Results

On a GAAP Basis:

Revenues for the quarter were $11.2 million, compared to $16.3 million for the corresponding period in 2004. The decline in revenues is largely attributable to the under performance of the Company’s Armor Division which negatively impacted the Company’s overall operating results for the quarter.

Gross Profit for the quarter was $2.8 million or 24.6% of revenues, compared to $4.7 million or 29.0 % of revenues for the corresponding period in 2004. The Gross Profit for the third quarter, 2005, includes a $650,000 write-off of inventory.

Arotech’s results for the third quarter include a charge to operating income of $8.7 million for the impairment of goodwill and other intangible assets, reflecting a reevaluation of Armour of America’s (AoA’s) value resulting from its disappointing performance to date. Including this charge, the Company’s operating loss was $12.0 million compared to breakeven for the corresponding period in 2004. The net loss including the above-mentioned charge was $12.7 million or ($0.15) per share compared to a net loss of $1.0 million or ($0.01) per share.

On a non-GAAP Basis:

On a non-GAAP basis, EBITDA, (Earnings Before Interest, Taxes, Depreciation and Amortization) was a negative $2.2 million compared to $1.8 million for the year ago quarter. Arotech believes that information concerning EBITDA enhances overall understanding of its current financial performance and its progress towards cash-flow break even and toward GAAP profitability. Arotech computes EBITDA, which is a non-GAAP financial measure, as reflected in the table below.

As previously announced, Arotech is shifting its focus from acquisitions to internal growth in an effort to achieve GAAP profitability through existing operations. This shift entails an extensive restructuring program which includes consolidating and growing the Company's existing businesses and instituting a corporate austerity program in order to dramatically reduce corporate operating costs. The Company believes that these measures will contribute several million dollars to operating income in 2006.

“Today is a painful day for Arotech,” said Robert S. Ehrlich, Arotech Chairman, President and CEO. “Results for the third quarter are extremely disappointing, primarily because our Armor Division failed to perform as expected. Furthermore, as a result of its poor performance, Arotech has taken a significant write-down of the carrying value of Armour of America in the third quarter.

“When we acquired AoA, we believed that the company had significant growth potential. The worldwide security situation reflected a substantial need for AoA’s products. However, we have been disappointed by AoA’s inability to capitalize on these conditions. Subsequent to our acquisition, the US military shifted its strategy from the soft armoring of its HUMVEEs to the hard armoring of its military vehicles, something that AoA does not offer. In addition, funding priorities shifted from aircraft armor, AoA’s principal business, to redirected funding for ground forces in Iraq thus delaying or canceling certain anticipated orders.

“While our acquisition program has grown the Company from $6 million in revenues in 2002 to $50 million in 2004, the AoA acquisition has not contributed as expected. Furthermore, the General Manager of AoA recently submitted his resignation and Lee Ferguson, who joined us to run our Armor Group has also resigned We have appointed the General Manager of our MDT Armor subsidiary to run AoA, which we now intend to combine with MDT in order to achieve overhead efficiencies.

“As previously announced, the Board of Directors has decided on a fundamental shift in strategy and several new initiatives. First of all, the Company will suspend, for the foreseeable future, further acquisitions and will concentrate instead on consolidating and growing the businesses it currently owns. For example, we are in the process of moving our IES Interactive subsidiary to Ann Arbor in order to integrate it with our FAAC subsidiary, which is currently our most profitable business. We are also planning to combine AoA with our MDT subsidiary, since despite the dramatic write-down in our carrying value of AoA, we continue to believe that the product line has value. We believe that these consolidations will result in development synergies and reduction in operating costs.

“Secondly, we have initiated an austerity program and dramatically reduced corporate operating costs. We have eliminated some executive positions, reduced certain executive salaries, and have implemented other restrictive expense policies that we expect will help reduce operating costs. In addition, the Company’s directors have agreed to reduce their fees. We believe that these measures will further reduce operating expenses and help us reach profitability.

“One potentially promising area for the Company is its Electric Vehicle program. With the current high cost of fuel and concerns about global warming and pollution, the world is seeking clean, proven, alternate energy solutions. Arotech has a proven, advanced~~,~~ battery technology which we believe can be the basis of a competitive, clean transportation system for municipalities all over the world. We are currently seeking a partner to exploit this opportunity.

“In summary, the organic growth of the Company has become our key focus and we are determined to achieve GAAP profitability through our existing operations. With the program outlined above, we believe that we can grow our existing product portfolio, increase market share, and achieve our goals of sustainable profitable growth through existing operations. We believe the initial benefits of this program will be apparent already in the fourth quarter.”

Conference Call

Arotech Corporation will hold a conference call to discuss its third quarter 2005 results, tomorrow, Tuesday November 15, 2005, at 10:00 a.m. EST. Those wishing to take part in the conference call should call 1-800-946-0782 (U.S.) or +1-719-457-2657 (international) a few minutes before the 10:00 a.m. EST start time. In addition, a replay option will be available from Tuesday, November 15, 2005 at 2:00 p.m. EST until Thursday, November 17, 2005 at 1:00 p.m. EST. The replay telephone number is 1-888-203-1112 (US); +1-719-457-0820 (international). The replay passcode is 4150844.

Results for the First Nine Months, 2005

On a GAAP Basis:

Revenues for the first nine months, 2005 were $33.8 million, compared to $33.4 million for the corresponding period in 2004.

Gross Profit for the first nine months, 2005, was $10.4 million or 30.8% of revenues, compared to $10.7 million or 32.1% of revenues for the corresponding period in 2004.

Operating Loss for the first nine months, 2005, was $18.4 million, compared to an operating loss of $3.3 million in the corresponding period in 2004. Arotech’s results for the first nine months include charges to operating income of $11.1 million for the impairment of goodwill and other intangible assets, reflecting reevaluations of Armour of America’s, (AoA’s) value resulting from its disappointing performance to date.

Net Loss (including impairment of goodwill and other intangible assets charges in relation to AoA of $11.1 million) for the nine month period was $20.8 million or ($0.25) per share, compared to a net loss of $5.8 million or ($0.14) per share for the corresponding period in 2004.

On a non-GAAP Basis:

On a non-GAAP basis, EBITDA, (Earnings Before Interest, Taxes, Depreciation and Amortization) for the first nine months ending September 30, 2005, was a negative $3.8 million, compared to a negative $223,000 for corresponding period in 2004. Arotech believes that information concerning EBITDA enhances overall understanding of its current financial performance and its progress towards cash-flow break even and toward GAAP profitability. Arotech computes EBITDA, which is a non-GAAP financial measure, as reflected in the table below.

Cash Position as at September 30, 2005

Cash-on-hand and cash equivalents, restricted securities and deposits due within one year stood at the end of the quarter at $11.2 million in cash and cash equivalents and $6.3 million in restricted collateral securities and cash deposits due within one year, as compared with $6.7 million in cash and cash equivalents and $11.0 in restricted securities and deposits due within one year as at December 31, 2004.

Stockholders’ equity stood at the end of the quarter at approximately $48.0 million.

About Arotech Corporation

Arotech Corporation is a leading provider of quality defense and security products for the military, law enforcement and homeland security markets, including multimedia interactive simulators/trainers, lightweight armoring and advanced zinc-air and lithium batteries and chargers. Arotech operates through three major business divisions: Armor, Simulation and Security and Battery and Power Systems.

Arotech is incorporated in Delaware, with corporate offices in Auburn, Alabama, and research, development and production subsidiaries in Alabama, Colorado, Michigan, California and Israel.

COMPANY CONTACT:

Kim Kelly, VP Corporate Communications, 1-866-317-4677, kim@arotech.com

Except for the historical information herein, the matters discussed in this news release include forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995, including the results of our restructuring program. Forward-looking statements reflect management’s current knowledge, assumptions, judgment and expectations regarding future performance or events. Although management believes that the expectations reflected in such statements are reasonable, readers are cautioned not to place undue reliance on these forward-looking statements, as they are subject to various risks and uncertainties that may cause actual results to vary materially. These risks and uncertainties include, but are not limited to, risks relating to: product and technology development; the uncertainty of the market for Arotech’s products; changing economic conditions; delay, cancellation or non-renewal, in whole or in part, of contracts or of purchase orders; Arotech’s ability to remain listed on the Nasdaq Stock Market in accordance with the Nasdaq’s $1.00 minimum bid price and other continued listing standards; dilution resulting from issuances of Arotech’s common stock upon conversion or payment of its outstanding convertible debt, which would be increasingly dilutive if and to the extent that the market price of Arotech’s stock decreases; and other risk factors detailed in Arotech’s most recent Annual Report on Form 10-K for the fiscal year ended December 31, 2004, as amended, and other filings with the Securities and Exchange Commission. Arotech assumes no obligation to update the information in this release. Reference to the Company’s website above does not constitute incorporation of any of the information thereon into this press release.

TABLES TO FOLLOW

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(U.S. Dollars, except share data)

	Nine months ended September 30,		Three months ended September 30,
	2005	2004	2005	2004

Revenues	$33,814,030	$33,383,023	$11,189,675	$16,272,521

Cost of revenues	23,414,434	22,680,921	8,433,283	11,548,948

Gross profit	10,399,596	10,702,102	2,756,392	4,723,573

Operating expenses:
Research and development	1,245,452	1,302,774	346,948	431,147
Selling and marketing	3,241,179	3,435,183	1,018,486	1,294,487
General and administrative	10,874,309	7,571,923	4,031,477	2,111,853
Amortization of intangible assets	2,346,083	1,731,425	699,843	739,400
Impairment of goodwill and other intangible assets	11,052,606	-	8,663,478	-
Total operating costs and expenses	28,759,629	14,041,305	14,760,232	4,576,887

Operating income (loss)	(18,360,033)	(3,339,203)	(12,003,840)	146,686
Other income	160,652	-	38,636	-
Financial income (expenses), net	(2,056,518)	(2,126,079)	(750,052)	1,105,276

Income (loss) before income taxes	(20,255,899)	(5,465,282)	(12,715,256)	1,251,962
Income tax expenses	(314,760)	(286,525)	(47,542)	(116,460)
Income (loss) before minority interest in earnings of a subsidiary	(20,570,659)	(5,751,807)	(12,762,798)	1,135,502
Minority interest in loss (earnings) of a subsidiary	(17,287)	(35,365)	53,866	(8,657)
Income (loss) from continuing operations	(20,587,946)	(5,787,172)	(12,708,932)	1,126,845
Income (loss) from discontinued operations	(200,000)	-	-	-
Net loss	(20,787,946)	(5,787,172)	(12,708,932)	1,126,845
Deemed dividend to certain stockholders	-	(3,328,952)	-	(2,165,952)
Net loss attributable to common stockholders	$(20,787,946)	$(9,116,124)	$(12,708,932)	$(1,039,107)

Basic and diluted net loss per share from continuing operations	$(0.25)	$(0.14)	$(0.15)	$(0.01)
Basic and diluted net loss per share from discontinued operation	$0.00	$0.00	$0.00	$0.00
Basic and diluted net loss per share	$(0.26)	$(0.14)	$(0.15)	$(0.01)

Weighted average number of shares used in computing basic and diluted net loss per share	81,122,481	67,072,069	82,475,778	76,744,251

To supplement Arotech’s consolidated financial statements presented in accordance with GAAP, Arotech uses a non-GAAP measure, Earnings (Loss) Before Interest, Taxes, Depreciation and Amortization (EBITDA) to enhance overall understanding of Arotech’s current financial performance and its progress towards GAAP profitability.

EBITDA
	Nine months ended September 30,		Three months ended September 30,
	2005	2004	2005	2004
Net loss from continuing operations before deemed dividend to certain shareholders (GAAP measure)	$(20,587,946)	$(5,787,172)	$(12,708,932)	$1,126,845
Add back:
Interest expense (income), net (after deduction of minority interest)	2,058,152	2,125,236	750,060	(1,107,705)
Taxes (after deduction of minority interest)	296,676	286,525	52,792	132,235
Depreciation of fixed assets (after deduction of minority interest)	1,023,354	834,637	416,766	316,305
Amortization of intangible assets	2,346,083	1,731,425	635,758	721,074
Impairment of goodwill and other intangible assets	11,052,606	-	8,663,477	-
EBITDA/LBITDA (non-GAAP measure)	$(3,811,075)	$(223,024)	$(2,190,079)	$1,775,079